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                                                                      Exhibit 5



                        [ALLEN TELECOM INC. LETTERHEAD]


                                December 4, 1998


McDara P. Folan, III
Vice President, Secretary & General Counsel


Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, DC  20549

         Re:      Allen Telecom Inc. Employee Before-Tax Savings Plan
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Ladies and Gentlemen:

         I have acted as counsel for Allen Telecom Inc., a Delaware corporation (the "Registrant"), in connection with the Allen Telecom Inc. Employee Before-Tax Savings Plan (the "Plan"). I have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon, I am of the opinion that:

         (1) The Registrant's Common Stock, $1.00 par value per share (the "Common Stock"), outstanding on the date hereof that may be purchased by the Plan and delivered to participants in the Plan, will be, when purchased and delivered in accordance with the Plan, duly authorized, validly issued, fully paid and nonassessable so long as the consideration received by the Company is at least equal to the par value of the Common Stock.

         (2) The Common Stock that may after the date hereof be issued or transferred pursuant to the Plan will be, when issued or transferred in accordance with the Plan, duly authorized, validly issued, fully paid, and nonassessable so long as:

                  (a) the issuance of any newly issued shares, and the transfer of any treasury shares, are, prior to any such issuance or transfer, duly authorized, and

                  (b) the consideration received or to be received by the Registrant is at least equal to the par value of the Common Stock.

         (3) The participations in the Plan to be extended to the participants in the Plan will be, when extended in accordance with the Plan, validly issued.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the Common Stock to be issued and sold pursuant to the Plan under the Securities Act of 1933.

                               Very truly yours,

                              /s/  McDara P. Folan, III

                              McDara P. Folan, III




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